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                               Exhibit 23.2(c)

                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement of Grubb & Ellis Company on Form S-3 of our report dated March 27, 1992, except as to the information presented in Schedule VIII, for which the date is December 24, 1992, on our audits of the consolidated financial statements and financial statement schedules of Grubb & Ellis Company and Subsidiaries for the year ended December 31, 1991, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1993 and the Annual Report on Form 10-K/A (Amendment No. 2) for the year ended December 31, 1993.
We also consent to the reference to our Firm under the caption "Experts".

                                                     COOPERS & LYBRAND


San Francisco, California
July 22, 1994